Exhibit 99.1

Geron Corporation Reports 2009 Second Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--July 30, 2009--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and six months ended June 30, 2009.

For the second quarter of 2009, the company reported a net loss applicable to common stockholders of $19.9 million, or $(0.23) per share, compared to $13.6 million, or $(0.17) per share, for the comparable 2008 period. Net loss applicable to common stockholders for the first six months of 2009 was $36.8 million, or $(0.43) per share, compared to $27.2 million or $(0.35) per share, for the comparable 2008 period.

Revenues for the second quarter of 2009 were $183,000, compared to $198,000 for the comparable 2008 period. Revenues for the first six months of 2009 were $627,000, compared to $1.9 million for the comparable 2008 period. Revenues for the second quarter and year to date periods of 2009 and 2008 reflect royalty and license fee revenue under various license agreements. Revenues for the first six months of 2008 also included receipt of a $1.5 million milestone payment.

Interest and other income for the second quarter of 2009 amounted to $363,000, compared to $1.4 million for the comparable 2008 period. Interest and other income for the first six months of 2009 was $888,000, compared to $3.3 million for the comparable 2008 period which reflects the decreasing interest rate environment. To date, the company has not incurred any impairment charges on its marketable debt securities portfolio.

Total operating expenses for the second quarter of 2009 were $18.9 million, compared to $15.7 million for the comparable 2008 period. Research and development expenses for the second quarter of 2009 were $15.1 million, compared to $11.6 million for the comparable 2008 period. Research and development expenses increased primarily as a result of hiring additional personnel, higher clinical trial costs related to patient enrollment for GRN163L and GRNVAC1 trials, increased manufacturing costs associated with GRN163L and GRNVAC1 and start-up costs for the GRNOPC1 trial. General and administrative expenses for the second quarter of 2009 were $3.8 million, compared to $4.0 million for the comparable 2008 period.

Total operating expenses for the first six months of 2009 were $36.1 million, compared to $33.3 million for the comparable 2008 period. Research and development expenses for the first six months of 2009 were $28.9 million, compared to $25.2 million for the comparable 2008 period. Overall research and development expenses increased in 2009 as a result of hiring additional personnel, increased clinical trial costs and increased manufacturing costs associated with GRN163L and GRNVAC1. General and administrative expenses for the first six months of 2009 were $7.2 million, compared to $8.1 million for the comparable 2008 period.

The company expects its research and development expenses to increase in the future as it advances its product candidates, GRN163L, GRNVAC1 and GRNOPC1, through clinical trials.

Second Quarter 2009 Highlights:

  Five presentations were given on Geron’s telomerase inhibitor, imetelstat sodium (GRN163L), at the American Association for Cancer Research (AACR) annual meeting. The presentations focused on the activity of imetelstat sodium, against cancer stem cells from non-small cell lung, breast, pancreatic, prostate, and pediatric neural tumors.
  Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path., was appointed executive vice president and chief medical officer, oncology. Hassan Movahhed was appointed vice president of clinical operations.
  GE Healthcare, a unit of General Electric Company, and Geron entered into a global exclusive license and alliance agreement to develop and commercialize cellular assay products derived from human embryonic stem cells (hESCs) for use in drug discovery and development.

Conference Call

At 8:00 a.m. PDT / 11:00 a.m. EDT on Friday, July 31, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s second quarter and year-to-date results.

Participants can access the conference call via telephone by dialing 866-788-0544 (U.S.) or 857-350-1682 (international). The passcode is 92419512. A live audio-only Webcast is also available through a link that is posted on the events page in the Investors section of Geron’s Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through Aug. 28, 2009.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers and has received clearance to initiate the first clinical trial of a human embryonic stem cell (hESC)-based therapy. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies and future operating results constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2009.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(In thousands, except share and per share data)	2009	2008	2009	2008

Revenues from collaborative agreements	$—	$87	$—	$166
License fees and royalties	183	111	627	1,726
Total revenues	183	198	627	1,892

Operating expenses:
Research and development	15,112	11,614	28,883	25,227
General and administrative	3,828	4,042	7,206	8,072
Total operating expenses	18,940	15,656	36,089	33,299
Loss from operations	(18,757)	(15,458)	(35,462)	(31,407)

Unrealized (loss) gain on derivatives, net	(1,330)	495	(1,253)	901
Interest and other income	363	1,423	888	3,316
Losses recognized under equity method investment	—	—	(656)	—
Interest and other expense	(34)	(24)	(86)	(48)
Net loss	(19,758)	(13,564)	(36,569)	(27,238)
Deemed dividend on derivatives	(190)	—	(190)	—
Net loss applicable to common stockholders	$(19,948)	$(13,564)	$(36,759)	$(27,238)

Basic and diluted net loss per share applicable to common stockholders	$(0.23)	$(0.17)	$(0.43)	$(0.35)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	88,547,553	78,142,176	86,354,221	77,385,935

CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
(In thousands)	2009	2008
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$102,162	$110,164
Marketable securities	86,475	53,491
Other current assets	4,588	4,591
Total current assets	193,225	168,246

Property and equipment, net	4,745	4,386
Deposits and other assets	2,005	3,586
	$199,975	$176,218

Current liabilities	$10,414	$7,711
Noncurrent liabilities	—	52
Stockholders’ equity	189,561	168,455
	$199,975	$176,218

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com